Exhibit 21.1

LIST OF SUBSIDIARIES OF THE REGISTRANT

LiveXLive Media, Inc.,
a Delaware corporation

Subsidiaries	Jurisdiction
LiveXLive, Corp.	Delaware
Slacker, Inc.	Delaware
LiveXLive Events, LLC	Delaware
React Presents, LLC	Delaware
LXL Studios, Inc.	Delaware